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                                                                     Exhibit (f)


                           PACIFIC HORIZON FUNDS, INC.

     Amended and Restated Board Guidelines on Significant Governance Issues

                             Approved March 9, 1995
                      Amended and Restated October 28, 1997
                       Amended and Restated March 18, 1998

1.       Selection of New Director Candidates

         The Board believes that it should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to its Nominating Committee consisting of those directors who are not "interested persons" of the Pacific Horizon Funds, Inc. (the "Company").

2.       Board Membership Criteria

         The Nominating Committee is responsible for reviewing with the Board on a periodic basis the appropriate skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age and skills (e.g., an understanding of the investment management or securities industries, etc.) -- all in the context of an assessment of the needs of the Board at the time.

3.       Extending an Invitation to a Potential Director

         An invitation to join the Board should be extended by the Board itself, through a joint communication by the Chairman of the Nominating Committee and the Chairman of the Board.


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4.       Size of the Board; Composition

         The Board presently has six members. It is the sense of the Board that a size of six is about right. However, the Board recognizes a somewhat larger size might be desirable in order to accommodate the availability of an outstanding candidate(s). The Board believes that as a matter of policy, a majority of its members should be persons who are not "interested persons" of the Company or of a service provider ("outside" directors).

5.       Term Limits; Retirement Age

         The Board does not believe it should establish term limits or a mandatory retirement age. While such limitations could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and who therefore provide an increasing contribution to the Board as a whole.

         In lieu of establishing term limits or a mandatory retirement age, a director's continued service on the Board will be reviewed at three-year intervals by those "outside" directors not subject to review at the time and following consultation with all Board members and representatives of other constituencies, as appropriate. This will allow for a regular assessment of each member's contribution as well as an opportunity for a member to conveniently confirm his/her desire to continue as a director.


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6.       Director Review Procedure

         Those "outside" directors whose continued service on the Board is not subject to review during a given year shall select one of their members to meet confidentially with each director being reviewed, other Board members, and appropriate representatives of the Company's investment adviser and distributor. The purpose of these meetings is to assess the individual's desire to continue as a Board member for a subsequent three-year period and his/her contribution to the Board, not to target individual Board members.

         The "outside" director asked to review the continued service of another Board member is responsible to report to the "outside" directors of the Board in executive session at the Board's October meeting concerning the sense of these discussions and any recommendations as to areas in which a director's contribution might be strengthened. It is anticipated that a director's decision to continue in principle as a Board member for a subsequent three-year period (or to resign) will be better informed as a result of this process.

         The policy of reviewing a director's continued Board membership at three-year intervals will apply to those present Board members who elect to be subject to this policy and others who may be invited to join the Board in future.

         To allow the policy to be administered on a rotating basis, those present members of the Board who elect to be subject to the policy will be divided into three classes as equal in size as feasible and in order of seniority of service on the Board. Directors in Classes 1, 2 and 3 will be first reviewed during the Company's fiscal years ending February 28, 1996, 1997 and 1998, respectively (and thereafter upon subsequent three-year intervals).


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7.       Vested Benefits for Service after February 28, 1994

         No individual elected to the Board after March 18, 1998 shall be eligible for any benefits under this Section or under Section 8. However, each director in office on March 18, 1998 who elects to be subject to the foregoing policy concerning review of continued service, shall be entitled to the following benefits following his/her death or resignation as a director:

         (a) Shares of any Fund of the Company may be purchased by a retired director without any sales load;

         (b) A retired director shall be designated "Director Emeritus" and be welcome to attend social occasions arranged by the Board from time to time; and

         (c) A director who dies or resigns after at least five years of service as a director shall be entitled to receive 10 annual payments, each equal to the greater of: (i) the "Applicable Percentage" set forth below of the annual director's retainer that was payable by the Company during the year of his/her death or resignation, or (ii) the Applicable Percentage of the annual director's retainer in effect for directors of the Company during the year of such payment:

               Years of Service *                    Applicable Percentage *
               ------------------                    -----------------------
               Fewer than 5                                     0
               5 but fewer than 6                              50
               6 but fewer than 7                              60
               7 but fewer than 8                              70
               8 but fewer than 9                              80
               9 but fewer than 10                             90
               10 or more                                     100


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         *        For service that includes a fractional year, a director's
                  Years of Service shall be rounded to the nearest quarter of a Year of Service, and the director's Applicable Percentage shall be rounded to the nearest 0.25 percent. For example, if a director has seven years and 10 months of service his/her service shall be rounded to 7 3/4 Years of Service and his/her Applicable Percentage shall be rounded to 70.75 percent.

Notwithstanding the foregoing general rule, a director in office on March 18, 1998 who either resigns in good standing or dies before completing five years of service as a director shall be entitled to the payments described above and shall be assigned an Applicable Percentage of 50 percent.

         A director's years of service for the purpose of calculating the Applicable Percentage shall be based upon service as a director or Chairman after February 28, 1994. The retirement benefit in which a director has become vested may not be reduced by later Board action.

         The payments described in this paragraph (c) shall begin on the first anniversary of the director's date of death or resignation and shall continue on each anniversary date thereafter up to and including the 10th anniversary date. Further, the amount payable each year to a director who dies or resigns shall be increased by $1,000 for each year of service that the director provided as Chairman of the Board.

         In lieu of receiving 10 annual payments and in full satisfaction of such obligation, a director may elect to receive substantially equivalent benefits through a single-sum cash payment of the present value of such benefits, to be paid by the Company within 45 days of the death or resignation of the director. The present value of such benefits shall be calculated (i) based on the retainer that was payable by the Company during the year of the director's death or resignation (and not on any retainer payable to directors


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thereafter), and (ii) using the interest rate in effect as of the date of the director's death or resignation by the Pension Benefit Guaranty Corporation (or any successor thereto) for valuing immediate annuities under terminating defined benefit pension plans.

8.       Additional Benefit for Directors in Office on March 18, 1998

         A director in office on March 18, 1998 shall be entitled to an additional retirement benefit following the director's death or resignation equal to an "Additional Percentage" of the annual director's retainer described in Section 7(c). The Additional Percentage shall equal one half of the difference between 100 percent and the director's Applicable Percentage calculated under Section 7(c). Thus, if the director's Applicable Percentage calculated under Section 7(c) is 80.25 percent, the director's Additional Percentage shall be 9.88 percent (1/2 x [100% - 80.25%]). The director's additional retirement benefit shall be paid at the same time and in the same manner as his regular retirement benefit is paid under Section 7(c).


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9.       Benefits Not Secured; No Priority

         The obligation of the Company to pay benefits to a former director shall be unsecured but shall be binding upon all successors in interest to the Company. The payment of such benefits shall not have any priority or preference over the lawful claims of the Company's creditors or shareholders. The right to receive such payments shall not be assignable or transferable, in whole or in part, by a director (or former director) other than by will, by the laws of descent and distribution, or by the director's written designation of a beneficiary.


Approved:  March 9, 1995
Amended and Restated:  October 28, 1997
Amended and Restated:  March 18, 1998



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